Exhibit 10.15

EXECUTION COPY

AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 29th day of March, 2012, by and among OvaScience, Inc., a Delaware corporation (the “Company”), each holder of Series A Preferred Stock, $0.001 par value per share, of the Company (the “Series A Preferred Stock”) and Series B Preferred Stock, $0.001 par value per share, of the Company (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”) listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsections 6.1(a) or 6.2 below, the “Investors”) and those certain stockholders of the Company listed on Schedule B (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Subsections 6.1(b) or 6.2 below, the “Key Holders”, and together collectively with the Investors, the “Stockholders”).  Certain defined terms used but not otherwise defined herein shall have the meanings given to them in Section 6.19 hereof.

RECITALS

WHEREAS, each Key Holder is the beneficial owner of the number of shares of capital stock of the Company, or of options to purchase capital stock of the Company, set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, certain Investors (the “Series A Purchasers”) acquired an aggregate of 6,200,000 shares of Series A Preferred Stock pursuant to the terms of a Series A Preferred Stock Purchase Agreement dated as of July 13, 2011 by and among the Company, the Series A Purchasers and certain other parties named therein (the “Series A Purchase Agreement);

WHEREAS, certain Investors (the “Series B Purchasers”) are acquiring an aggregate of up to 6,770,563 shares of Series B Preferred Stock pursuant to the terms of a Series B Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company and the Series B Purchasers (the “Purchase Agreement”);

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Company (as amended and/or restated from time to time, the “Restated Certificate”) provides that (a) the holders of record of the shares of the Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Company, (b) the holders of record of the shares of the Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company, (c) the holders of record of the shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), exclusively and as a separate class, shall be entitled to elect one (1) director of the Company and (d) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company;

WHEREAS, the Company, the Key Holders and the Series A Purchasers are parties to a certain Voting Agreement dated as of July 13, 2011 (the “Original Agreement”);

WHEREAS, the undersigned represent (i) the Company, (ii) the Key Holders (as defined in the Original Agreement) holding a majority of the Shares (as defined in the Original Agreement) held by the Key Holders who are providing services to the Company as officers, employees or consultants and (ii) the holders of at least two-thirds (2/3) of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock held by the Investors (as defined in the Original Agreement) (voting as a single class and on an as-converted basis), as required for amendment of the Original Agreement; and

WHEREAS, it is a condition to the obligations of the Series B Purchasers under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties to the Original Agreement desire to amend and restate the Original Agreement and to include each of the Series B Purchasers as a party.

NOW, THEREFORE, the parties agree to amend and restate the Original Agreement in its entirety and further agree as follows:

1.                                      Voting Provisions Regarding Board of Directors.

1.1.                            Size of the Board.  Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined in Section 6.19) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board of Directors (the “Board”) shall be set and remain at seven (7) directors.

1.2.                            Board Composition.

(a)                                 Prior to Conversion of Preferred Stock.  Prior to such time as all shares of Preferred Stock have been converted into shares of Common Stock in accordance with the Restated Certificate, each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(i)  one person designated by Longwood Fund, L.P. (“Longwood”) (the “Longwood Designee”), which individual shall initially be Richard Aldrich, for so long as Longwood is a Significant Investor;

(ii)  one person designated by BVP VII Special Opportunity Fund L.P. (“Bessemer”) (the “Bessemer Designee”), which individual shall initially be Stephen Kraus, for so long as Bessemer is a Significant Investor;

(iii) one person designated by General Catalyst Group V, L.P. (“General Catalyst”) (the “General Catalyst Designee,” and together with the Bessemer Designee and the Longwood Designee, the “Designees”), which individual shall initially be John Simon, for so long as General Catalyst is a Significant Investor;

(iv) one person designated by the holders of a majority of the then outstanding shares of Common Stock, exclusively and as a single class which individual shall initially be Jonathan Tilly;

(v) the Company’s Chief Executive Officer, who shall initially be Michelle Dipp (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director; and

(vi) two (2) individuals with relevant industry experience who are not employed by the Company or affiliated with any Investor and who are designated by a majority of the Board including at least two (2) of the Designees (the “Independent Directors”), who shall initially be Jeffrey Capello and Christoph Westphal; provided, however, that Christoph Westphal shall serve as one of the Independent Directors (notwithstanding his affiliation with an Investor) only until such time that a second person meeting the definition of Independent Director is identified; provided, further, that the Company and the Investors shall use best efforts to cooperate to identify such Independent Director as soon as practicable following the date hereof.

To the extent that any of clauses (i) through (v) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.

(b)                                 Following Conversion of Preferred Stock and Prior to Trading on National Securities Exchange.

(i)                                     In the event that (A) all shares of Preferred Stock have been converted into shares of Common Stock in accordance with the Restated Certificate, and (B) the Common Stock is not trading on a national securities exchange (e.g., NASDAQ Capital Market or NASDAQ Global Market) (a “National Securities Exchange”), each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(1) the Longwood Designee, for so long as Longwood is a Significant Investor;

(2) the Bessemer Designee, for so long as Bessemer is a Significant Investor; and

(3) the General Catalyst Designee, for so long as General Catalyst is a Significant Investor.

(ii)                                  The Company agrees to use its reasonable best efforts to assure that (A) each of the Designees is included in the Board’s slate of nominees to the stockholders for each election of directors, and (B) each of the Designees is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.  Notwithstanding the foregoing, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Designee (x) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, or (y) if the Board (or a nominating committee thereof) determines in good faith, after consultation with outside legal counsel, that such action would be inconsistent with its fiduciary duties, provided, however, that notwithstanding the foregoing, the Company shall not object to the nomination and election of a Designee solely on the basis of the fact that such Designee is affiliated with a stockholder of the Company or any disagreement with such stockholder making such designation over future strategic direction of the Company.

1.3.                            Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4.                            Removal of Board Members.  Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary, and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors, to ensure that:

(a)                                 no director elected pursuant to Subsections 1.2 or 1.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s) or group entitled under Subsections 1.2 or 1.3 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Subsection 1.3 is no longer so entitled to designate or approve such director;

(b)                                 any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.3 or 1.4 shall be filled pursuant to the provisions of this Section 1; and

(c)                                  upon the request of any party entitled to designate a director as provided in Subsections 1.2(a)(i), 1.2(a)(ii), 1.2(a)(iii), 1.2(b)(i), 1.2(b)(ii) or 1.2(b)(iii) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5.                            No Liability for Election of Recommended Directors.  No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6.                            Advisory Roles. If, at anytime prior to April 5, 2015, Richard Aldrich, Michelle Dipp, or Christoph Westphal is no longer a member of the Board, the Company shall offer such individual the opportunity to serve as an advisor of the Company until at least April 5, 2015, pursuant to an advisory agreement to be approved by the Board.

1.7.                            Founder Board Observation Rights.  Any Founder who is not a director of the Company shall have the right to observe (whether in person or by telephonic means) all meetings of the Board, so long as such Founder remains an employee of the Company; provided, however, that Christoph Westphal shall have the such right regardless of whether he is an employee of the Company.  For the purposes of this Agreement, “Founder” shall mean Richard Aldrich, Michelle Dipp, David Sinclair, Jonathan Tilly and Christoph Westphal, and “employment” with the Company shall mean service to the Company as an employee or significant consultant of the Company.

2.                                      Vote to Increase Authorized Common Stock.  Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.                                      Drag-Along Right.

3.1.                            Definitions.  A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

3.2.                            Actions to be Taken.  In the event that the Requisite Holders (the “Selling Investors”) approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(a)                                 if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Subsection 3.3 below, on the same terms and conditions as the Selling Investors;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)                                   if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)                                  in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

3.3.                            Exceptions.  Notwithstanding the foregoing, a Stockholder will not be required to comply with Subsection 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)                                 any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)                                  the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(d)                                 liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)                                  upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, and (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Restated Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Key Holder Shares or Investor Shares, as applicable, pursuant to this Subsection 3.3(e) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Key Holder Shares or Investor Shares, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Key Holder Shares or Investor Shares, as applicable; and

(f)                                   subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Subsection 3.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

3.4.                            Restrictions on Sales of Control of the Company.  No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Restated Certificate in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event).

4.                                      Remedies.

4.1.                            Covenants of the Company.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2.                            Irrevocable Proxy and Power of Attorney.  Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, votes to increase authorized shares pursuant to Section 2 hereof and votes regarding any Sale of the Company pursuant to Section 3 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 2 and 3, respectively, of this Agreement or to take any action necessary to effect Sections 2 and 3, respectively, of this Agreement.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Section 4.2 or this Agreement terminates or expires pursuant to Section 5 hereof.  Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Section 4.2 or this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3.                            Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4.                            Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.                                      Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the conversion of all shares of Preferred Stock into Common Stock in accordance with Article Fourth, Section B.5.1 of the Restated Certificate; (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 6.8 below; provided, Section 1.6 of this Agreement shall terminate on April 5, 2015; and provided, further, that in the event this Agreement terminates pursuant to clause (a) of this sentence and, as of the date of termination, the Common Stock is not listed for trading on a National Securities Exchange, Section 1 (other than Sections 1.1 and 1.2(a)), Section 4, Section 5 and Section 6 (other than Section 6.1) shall survive the termination of this Agreement and continue in effect until such time as the Common Stock is listed for trading on a National Securities Exchange.  Notwithstanding the foregoing or anything to the contrary contained herein, this Agreement shall terminate with respect to Fidelity Contrafund: Fidelity Advisor New Insights Fund, Fidelity Select Portfolios: Biotechnology Portfolio, Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, BBT Fund, L.P., BBT Master Fund, L.P., Hunt — BioVentures, L.P., Thomas Malley, Ken Novack, Leerink Swann Co-Investment Fund, LLC, Dave Musket, The Board of Trustees of the Leland Stanford Junior University (SEVF II), Cycad Group, LLC, RA Capital Healthcare Fund, LP, David Sinclair and The Peierls Foundation, Inc. immediately prior and subject to effectiveness of the Form 10 (as defined in the Investors’ Rights Agreement dated of even date herewith by and among the Company and certain of its stockholders and as filed with the Securities and Exchange Commission pursuant to Section 5.9 thereof).

6.                                      Miscellaneous.

6.1.                            Additional Parties.

(a)                                 Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of shares of Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder.  In either event, each such person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)                                 In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Preferred Stock described in Subsection 6.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

6.2.                            Transfers.  Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A.  Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable.  The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Subsection 6.2.  Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Subsection 6.12.

6.3.         Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4.         Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.5.         Counterparts.  This Agreement may be executed in two or more counterparts (including, in the case of the Purchasers, Financing Signature Pages (as defined in the Purchase Agreement)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts (including the Financing Signature Pages) may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6.         Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7.         Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.7.  If notice is given to the

Company, it shall be sent to The Prudential Tower, 800 Boylston Street, Suite 1555, Boston, MA 02199, Attn:  Chief Executive Officer, and a copy (which shall not constitute notice) shall also be sent to Wilmer Cutler Pickering Hale and Dorr LLP, 850 Winter Street, Waltham, MA 02451, Attn: Lia Der Marderosian, Esq. and if notice is given to Stockholders, a copy (which shall not constitute notice) shall also be given to Goodwin Procter LLP, 53 State Street, Boston, MA 02109, Attn: Michael H. Bison, Esq.

6.8.         Consent Required to Amend, Terminate or Waive.  This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders holding a majority of the Shares then held by the Key Holders who are then providing services to the Company as officers, employees or consultants; and (c) the Requisite Holders.  Notwithstanding the foregoing:

(a)           this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b)           the definition of Major Investor shall not be amended or modified without the consent of all of the Major Investors that are then Significant Investors;

(c)           the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(d)           Schedules A and B hereto may be amended by the Company from time to time in accordance with Subsections 6.1 and 6.2 without the consent of the other parties hereto;

(e)           any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(f)            Subsections 1.2(a)(i) and 1.2(b)(i), Subsections 1.2(a)(ii) and 1.2(b)(ii) and Subsections 1.2(a)(iii) and 1.2(b)(iii) of this Agreement shall not be amended or waived without the written consent of Longwood, Bessemer, and General Catalyst, respectively, and Subsection 1.2(a)(iv) of this Agreement shall not be amended or waived without the written consent of the holders of a majority of then outstanding shares of Common Stock; and

(g)           no Stockholder that ceases to be subject to this Agreement shall have any right to consent to any amendment, waiver or termination of this Agreement and no Shares held by any such Stockholder shall be included in any calculation of, or determinations based upon, share ownership hereunder.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination or waiver effected in accordance with this Subsection 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.  For purposes of this Subsection 6.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.9.         Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.10.       Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11.       Amendment of Original Agreement; Entire Agreement.  The Original Agreement is hereby amended and restated in its entirety by this Agreement and the provisions of the Original Agreement shall no longer be of any force or effect. This Agreement (including the Exhibits hereto), the Restated Certificate, and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties (including, without limitation, the Original Agreement) is expressly canceled.

6.12.       Legend on Share Certificates.  Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Subsection

6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office.  The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Subsection 6.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.13.       Stock Splits, Stock Dividends, etc.  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Subsection 6.12.

6.14.       Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.  For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.15.       Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.16.       Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other remedy to which such party may be entitled.

6.17.       Costs of Enforcement.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.18.       Aggregation of Stock.  All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.19.       Certain Definitions.  For purposes of this Agreement, the following definitions shall apply:

(a)           “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person; provided, however, that any entities for which E. Jeffrey Peierls has investment authority shall be deemed Affiliates of each other.

(b)           “Major Investor” shall mean each of (i) General Catalyst Group V, L.P. or an Affiliate thereof, (ii) BVP VII Special Opportunity Fund L.P. or an Affiliate thereof and (iii) Longwood Fund, L.P. or an Affiliate thereof, provided, that if any of the Persons mentioned in clauses (i) — (iii) transfers shares of Preferred Stock (including any shares of Common Stock issued upon conversion of such shares of Preferred Stock) held by it to an Affiliate, such Affiliate may become a Major Investor in lieu of such transferring entity, but in no event shall there be more than three Major Investors at any one time, and provided further, that the then current Major Investor shall furnish the Company with prior written notice of the name and address of any Affiliate to which the Major Investor status is being assigned or transferred.

(c)           “Person” shall mean an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

(d)           “Requisite Holders” shall mean holders of at least seventy percent (70%) of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock held by Significant Investors, voting as a single class on an as-converted basis, which holders shall include at least two Major Investors but only for so long as at least two Major Investors or their respective Affiliates are Significant Investors.

(e)           “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and all shares of Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

(f)            “Significant Investor” shall mean any Investor that, individually or together with such Investor’s Affiliates, initially purchased at least 270,000 shares of Preferred Stock (as adjusted for any stock dividend, stock split, combination or similar recapitalization with respect to the Preferred Stock) pursuant to the Series A Purchase Agreement or the Purchase Agreement and holds, as of the date of determination, at least twenty percent (20%) of such shares of Preferred Stock originally purchased by such Investor or such Investor’s Affiliate (including any shares of Common Stock issued upon conversion of such shares of Preferred Stock), and any transferee of shares of Preferred Stock of any such Investor made in accordance with Section 6.2, if such transferee, individually or together with its Affiliates, holds at least twenty percent (20%) of such shares of Preferred Stock originally purchased by such Investor (including any shares of Common Stock issued upon conversion of such shares of Preferred Stock).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first written above.

OVASCIENCE, INC.

By:	/s/ Michelle Dipp
Name:	Michelle Dipp
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

KEY HOLDERS:

/s/ Richard Aldrich
Name: Richard Aldrich

RICHARD H. ALDRICH
IRREVOCABLE TRUST OF 2011

By:	/s/ Nicole Aldrich
Name: Nicole Aldrich
Title: Trustee

/s/ Michelle Dipp
Name: Michelle Dipp

/s/ David Sinclair
Name: David Sinclair

/s/ Jonathan Tilly
Name: Jonathan Tilly

/s/ ChristophWestphal
Name: Christoph Westphal

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

SCHEDULE A
INVESTORS

Name and Address	Number of Shares Held

Bessemer Venture Partners VII, L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538	960,000 shares of Series A Preferred Stock 290,909 shares of Series B Preferred Stock

Bessemer Venture Partners VII Institutional, L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538	420,000 shares of Series A Preferred Stock 127,273 shares of Series B Preferred Stock

BVP VII Special Opportunity Fund L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538	1,620,000 shares of Series A Preferred Stock 490,908 shares of Series B Preferred Stock

Longwood Fund, L.P. The Prudential Tower 800 Boylston Street, Suite 1555 Boston, MA 02199	3,000,000 shares of Series A Preferred Stock 1,818,181 shares of Series B Preferred Stock

The Peierls Foundation, Inc. c/o U.S. Trust Company of N.Y. 114 West 47th Street New York, NY 10036	200,000 shares of Series A Preferred Stock

General Catalyst Group V, L.P. 20 University Road, 4th Floor Cambridge, MA 02138	1,068,602 shares of Series B Preferred Stock

GC Entrepreneurs Fund V, L.P. 20 University Road, 4th Floor Cambridge, MA 02138	22,306 shares of Series B Preferred Stock

Fidelity Contrafund: Fidelity Advisor New Insights Fund 82 Devonshire Street, V13H Boston, MA 02109	1,090,900 shares of Series B Preferred Stock

Fidelity Select Portfolios: Biotechnology Portfolio 82 Devonshire Street, V13H Boston, MA 02109	212,300 shares of Series B Preferred Stock

Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund 82 Devonshire Street, V13H Boston, MA 02109	12,800 shares of Series B Preferred Stock

BBT Fund, L.P. 201 Main Street, Suite 3200 Fort Worth, TX 76102	490,911 shares of Series B Preferred Stock

BBT Master Fund, L.P. 201 Main Street, Suite 3200 Fort Worth, TX 76102	327,274 shares of Series B Preferred Stock

Hunt — BioVentures, L.P. 1900 North Akard Street Dallas, TX 75201	90,910 shares of Series B Preferred Stock

Thomas Malley	31,819 shares of Series B Preferred Stock

Kenneth J. Novack	14,546 shares of Series B Preferred Stock

Leerink Swann Co-Investment Fund, LLC One Federal Street, 37th Floor Boston, MA 02110	10,910 shares of Series B Preferred Stock

David B. Musket	24,558 shares of Series B Preferred Stock

The Board of Trustees of the Leland Stanford Junior University (SEVF II) 635 Knight Way Stanford, CA 94305-7297	9,091 shares of Series B Preferred Stock

Cycad Group, LLC 1270 Coast Village Circle, Suite 100 Santa Barbara, CA 93108	363,637 shares of Series B Preferred Stock

2

RA Capital Healthcare Fund, LP 20 Park Plaza, Suite 1200 Boston, MA 02116	272,728 shares of Series B Preferred Stock

TOTAL:	6,200,000 shares of Series A Preferred Stock 6,770,563 shares of Series B Preferred Stock

3

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held

Richard Aldrich c/o JDJ Resources Corp. 31 Milk Street Boston, MA 02109	526,445 shares of Common Stock

Richard H. Aldrich Irrevocable Trust of 2011 c/o JDJ Resources Corp. 31 Milk Street Boston, MA 02109	175,481 shares of Common Stock

Michelle Dipp c/o JDJ Resources Corp. 31 Milk Street Boston, MA 02109	701,927 shares of Common Stock

David Sinclair	701,927 shares of Common Stock

Jonathan Tilly	701,927 shares of Common Stock

Christoph Westphal c/o JDJ Resources Corp. 31 Milk Street Boston, MA 02109	701,927 shares of Common Stock

TOTAL:	3,509,634 shares of Common Stock

4

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                                       , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Amended and Restated Voting Agreement dated as of March 29, 2012 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1                                 Acknowledgement.  Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the correct box):

☐                                    as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a new Investor in accordance with Subsection 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    in accordance with Subsection 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2                                 Agreement.  Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3                                 Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	OVASCIENCE, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: